Exhibit 2.1
Stock Purchase Agreement
By and Among
Compass Group Diversified Holdings LLC and the other
shareholders party hereto;
Compass Group Diversified Holdings LLC, as Sellers’
Representative;
Aeroglide Holdings, Inc.;
and
Bühler AG
Dated as of June 24, 2008

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS	1
	1.1 Defined Terms	1
	1.2 General Rules of Construction and Interpretation	11

2.	PURCHASE AND SALE OF SHARES	13
	2.1 Sale	13
	2.2 Closing Date Cash Payment	13
	2.3 Adjustment Procedure	13

3.	CLOSING	15
	3.1 Time and Place	15
	3.2 Closing Deliveries	16

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS	18
	4.1 Organization and Good Standing	18
	4.2 Authority	18
	4.3 Title to Shares	19
	4.4 Noncontravention	19
	4.5 Consents	19
	4.6 Litigation	19
	4.7 Brokers	20
	4.8 Related Party Transactions	20

5.	REPRESENTATIONS AND WARRANTIES OF HOLDINGS	20
	5.1 Organization; Good Standing	20
	5.2 Power	21
	5.3 Authorization	21
	5.4 Capitalization	21
	5.5 Subsidiaries	21
	5.6 Noncontravention	22
	5.7 Consents	22
	5.8 Financial Statements	23
	5.9 Books and Records	23
	5.10 Real and Personal Property	23
	5.11 Condition and Sufficiency of Assets	25

i

	5.12 Accounts Receivable	25
	5.13 Inventory	25
	5.14 Customers and Suppliers	25
	5.15 No Products Liabilities; Product Warranties	25
	5.16 No Undisclosed Liabilities	26
	5.17 Tax Matters	27
	5.18 Absence of Changes	28
	5.19 Employment Matters	29
	5.20 Employee Benefits Plans	30
	5.21 Compliance	32
	5.22 Litigation; Orders	33
	5.23 Company Contracts	33
	5.24 Insurance	34
	5.25 Environmental	36
	5.26 Intellectual Property	36
	5.27 Certain Payments	37
	5.28 Related Party Transactions	37
	5.29 Brokers	37

6.	REPRESENTATIONS AND WARRANTIES OF BUYER	38
	6.1 Organization and Good Standing	38
	6.2 Authority	38
	6.3 Noncontravention	38
	6.4 Consents	38
	6.5 Investment Intent	39
	6.6 Litigation	39
	6.7 Brokers	39
	6.8 Financial Capability	39
	6.9 Knowledge Regarding Representations	39
	6.10 Non-Reliance	39

7.	POST-CLOSING COVENANTS; TAX MATTERS	40
	7.1 Access to Information	40
	7.2 Public Statements	40
	7.3 Tax Matters	40

	7.4 Further Assurances	42
	7.5 Directors and Officers	43
	7.6 Environmental Assessment and Actions	44
	7.7 Additional Covenants	45

8.	INDEMNIFICATION; REMEDIES	45
	8.1 Survival	45
	8.2 Indemnification and Payment of Damages by Seller	46
	8.3 Indemnification and Payment of Damages by Buyer	47
	8.4 Limitations on Indemnification	47
	8.5 Procedure for Indemnification — Third Party Claims	48
	8.6 Procedure for Indemnification — Other Claims	49
	8.7 Exclusive Remedy	49
	8.8 Materiality Qualifiers	50

9.	GENERAL PROVISIONS	50
	9.1 Limitations on Warranties	50
	9.2 Expenses	50
	9.3 Binding Effect; Assignment	50
	9.4 Entire Agreement; Amendments; Severability	51
	9.5 Notices	51
	9.6 Governing Law	52
	9.7 Jurisdiction; Waiver of Jury Trial	52
	9.8 Waivers	52
	9.9 Counterparts	52
	9.10 Table Of Contents; Section Headings	53
	9.11 Time of Essence	53
	9.12 Authority and Appointment of Sellers’ Representative	53

Disclosure Schedule Sections

Section 4.2	Sellers’ Consents
Section 5.1	Acquired Company Qualifications
Section 5.4	Acquired Companies’ Capitalization
Section 5.5	Holdings’ Subsidiaries
Section 5.6(b)	Non-Contravention
Section 5.7	Governmental Consents
Section 5.10(a)	Real Property and Encumbrances
Section 5.10(d)	Tangible Property and Encumbrances
Section 5.14(a)	Largest Customers
Section 5.15	Warranties
Section 5.17	Taxes
Section 5.18	Certain Changes
Section 5.19(a)	Employees
Section 5.19(b)	Certain Employment Matters
Section 5.19(c)	Collective Bargaining Agreements
Section 5.19(d)	Employee Proceedings
Section 5.19(g)	Severance Arrangements
Section 5.20(a)	List of Company Benefit Plans
Section 5.20(b)	ERISA/GAAP Compliance
Section 5.20(c)	COBRA Compliance
Section 5.21(c)	Governmental Authorizations
Section 5.22	Proceedings
Section 5.23(a)	Company Contract List
Section 5.23(b)	Company Contract Representation Exceptions
Section 5.24(b)	Insurance
Section 5.25(a)	Hazardous Substances; Violations of Environmental Law
Section 5.25(b)	Environmental Condition
Section 5.26(a)	Intellectual Property List
Section 5.26(b)	Intellectual Property Infringement
Section 5.26(c)	Intellectual Property Rights
Section 5.28	Related Party Transactions
List of Exhibits and Schedules

Schedule A	Phase Two Assessment
Schedule 2.2	Net Working Capital Calculation
Schedule 3.2(b)	Required Consents
Schedule 3.2(c)(ii)	Indebtedness to be Repaid
Schedule 3.2(c)(iii)	Option Termination Amounts
Schedule 4.3	Pro Rata Percentages
Schedule 7.7	Additional Covenants
Exhibit 1.1(a)	Form of Termination Agreement (Management Services Agreement)
Exhibit 1.1(b)	Form of Termination Agreement (Options)
Exhibit 1.1(c)	Form of Termination Agreement (Stockholders’ Agreement and Registration Rights Agreement)

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of June 24, 2008, by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI”), Madison Capital Funding LLC, a Delaware limited liability company (“Madison”), Golub Capital Partners V, L.P., a Delaware limited partnership (“Golub”), LEG Partners Debenture SBIC, L.P., a Delaware limited partnership (“LEG” and together with Madison and Golub, the “Institutional Investors”) and the individual stockholders party hereto and listed on the signature pages hereto (CODI, Madison, Golub, LEG and the individual stockholders party hereto collectively referred to herein as the “Sellers”), Aeroglide Holdings, Inc., a Delaware corporation (“Holdings”), Compass Group Diversified Holdings LLC, as representative of the Sellers (in such capacity, the “Sellers’ Representative”), and Bühler AG, a Swiss corporation (“Buyer”).
     WHEREAS, Holdings owns all of the issued and outstanding shares of common stock, no par value per share, of Aeroglide Corporation, a North Carolina corporation (the “Company”);
     WHEREAS, Sellers own all of the issued and outstanding shares of Series A common stock of Holdings, par value $.01 per share (the “Shares”);
     WHEREAS, this Agreement sets forth the terms and conditions upon which Sellers will sell to Buyer, and Buyer will acquire from Sellers, all of the outstanding Shares.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.	CERTAIN DEFINITIONS
1.1	Defined Terms
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
     “Acquired Companies” means Holdings, the Company and each Subsidiary.
     “Adjustment Amount” is defined in Section 2.2.
     “Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended.
     “Agreement” is defined in the preamble.
     “Applicable Standards” is defined in Section 7.6(b).

     “Assignment Agreement” is defined in Section 2.1.
     “Balance Sheet” is defined in Section 5.8(a).
     “Balance Sheet Date” is defined in Section 5.8(a).
     “Base Amount” is defined in Section 2.1.
     “Breach” means a violation or infraction of, or failure to comply with, a representation, warranty, covenant, obligation, or other provision of an applicable Contract or Organizational Document, and will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in New York, New York are authorized or obligated by Law to close.
     “Business” means the business of developing, manufacturing, selling and distributing industrial dryers, cooling equipment and related components, parts and services.
     “Buyer” is defined in the preamble.
     “Buyer Parent” is Buhler Holding AG, a Swiss corporation and sole shareholder of Buyer.
     “Buyer’s Indemnified Persons” is defined in Section 8.2.
     “Cap” is defined in Section 8.4(a).
     “Closing” is defined in Section 3.1.
     “Closing Date” means the date of this Agreement.
     “Closing Date Cash Payment” is defined in Section 2.2.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Part 6 of Subtitle B of Title I of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “CODI” is defined in the preamble.
     “CODI Payoff Amount” is defined in Section 2.1.
     “Company” is defined in the preamble.
     “Company Contracts” means the Contracts set forth on Section 5.23(a) of the Disclosure Schedule.

     “Company Benefit Plan” is defined in Section 5.20(e)(i).
     “Confidentiality Agreement” means the letter agreement dated December 21, 2007 between the Company and Buyer.
     “Consent” means any approval, consent, ratification, waiver, notice, filing or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” all of the transactions contemplated by this Agreement.
     “Contract” means any written contract, lease, undertaking, purchase order, warranty, guaranty, license, note, agreement or other arrangement to or under which any Acquired Company is legally bound, including any and all amendments and modifications thereto.
     “Covered Party” is defined in Section 7.5(b).
     “Damages” is defined in Section 8.2(a).
     “Deductible” is defined in Section 8.4(a).
     “Delivery LCs” is defined in Paragraph 4 of Schedule 7.7.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Disclosure Schedule” is defined at the beginning of Section 5.
     “Encumbrance” means any mortgage, pledge, security interest, charge, option or other right to purchase, restriction, reservation, encumbrance, lien, assessment, conditional sale or other title retention agreement.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Claim” means any Proceeding, notice of violation, correspondence or demand issued pursuant to, or regarding compliance with, Environmental Laws, seeking cleanup costs, damages, costs, fines, charges, penalties or other regulatory assessments for violations of any Environmental Laws, or seeking an Order, injunction or similar relief against any Acquired Company by any Person, arising out of, based on, or resulting from any actual or Threatened (a) Release, handling, management, or disposal of any Hazardous Substances by any Acquired Company at any location, or in or on the real properties owned or leased by the Acquired Companies, (b) any violation of any Environmental Laws by any Acquired Company or related to any of the real properties owned or leased by any Acquired Company, or (c) exposure to any Hazardous Substances caused (intentionally or unintentionally) by any Acquired Company or at any of the real properties owned or leased by any Acquired Company.
     “Environmental Consultant” means GaiaTech, Incorporated.

     “Environmental Laws” means all Laws as in effect as of or prior to the Closing Date (a) related to the actual or Threatened Release of any Hazardous Substances into the Environment, (b) governing the use, treatment, storage, disposal, recycling, transport, or handling of Hazardous Substances, or (c) related to the protection, preservation, conservation or regulation of the Environment, human health or natural resources, which such Laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, and their respective state and local counterparts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” is defined in Section 5.20(e)(iii).
     “Estimated Adjustment Amount” is defined in Section 2.2.
     “Estimated Working Capital Closing Statement” is defined in Section 2.2.
     “Financial Statements” is defined in Section 5.8(a).
     “GAAP” means, as of any date, the generally accepted accounting principles in the United States as in effect on such date.
     “German Antitrust Determination” is defined in Paragraph 1 of Schedule 7.7.
     “Golub” is defined in the preamble.
     “Governmental Authorization” means any Consent, license or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
     “Governmental Body” means any United States or foreign, national, multinational, federal, state, county, city, provincial or local governmental, regulatory or administrative authority, agency or commission or any court or self regulatory organization, tribunal or judicial or arbitral body and any instrumentality of any of the foregoing.
     “Hazardous Substance” means all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including all oil and petroleum of any kind and in any form, polychlorinated biphenyls, asbestos and raw materials which include hazardous constituents), or materials (or any fraction of any of the foregoing) which are regulated by any Environmental Law.
     “Holdings” is defined in the preamble.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 or any successor Law, and regulations and rules issued pursuant to that Act or any successor Law.

     “Indebtedness” means any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the applicable Acquired Company or any standby letters of credit, performance bonds and obligations of a like nature to secure performance of product warranty obligations or trade Contracts): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including any letter of credit other than those excluded by the above parenthetical), (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.
     “Indebtedness to be Acquired” means all Liabilities of the Acquired Companies pursuant to that certain Credit Agreement, dated as of February 28, 2007, among the Company, as Borrower, Holdings, as Co-Borrower, and CODI, as Lender, as amended.
     “Indebtedness to be Repaid” means all Indebtedness of the Acquired Companies, or any of them, outstanding as of the Closing Date other than the Indebtedness to be Acquired and any capital leases.
     “Independent Accountant” means the Raleigh, North Carolina office of Ernst & Young LLP.
     “Institutional Investors” is defined in the preamble.
     “Intellectual Property” means all of the following owned, under development or used by any Acquired Company in the operation of the Business:
(a)	United States and foreign trademarks and service marks (including all , common law trademarks and service marks) and trademark and service mark registrations and applications, trade names, logos, trade dress and slogans, and all goodwill related to the foregoing;

(b)	patents, and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and patent disclosures, inventions (whether or not patentable or reduced to practice), invention disclosures, discoveries, industrial designs, plans, specifications, improvements, know-how, formula or formula methodology, research and development work in progress, development projects, business methods, processes, procedures, apparatus, technical data, manuals and customer lists, technology and software in any jurisdiction, business, technical and know-how information, non-public information, and confidential information, including databases and data collections, and all documentation relating to any of the foregoing;

(c)	trade secrets and confidential information;

(d)	copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and all moral rights related thereto; and

(e)	internet web sites, web pages, URLs, domain names and applications and registrations pertaining thereto (excluding any third-party websites linked to or from the websites of any Acquired Company).
     “Interim Balance Sheet” is defined in Section 5.8(a).
     “Interim Balance Sheet Date” is defined in Section 5.8(a).
     “Knowledge of the Company” means, with respect to each member of Management, such Person’s actual knowledge.
     “Law” means any constitution, treaty, law, statute, ordinance, rule, regulation, ordinance, code, judgment, Order, award or other decision or requirement of any Governmental Body.
     “Leased Properties” is defined in Section 5.10(a).
     “LEG” is defined in the preamble.
     “Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
     “Madison” is defined in the preamble.
     “Management” means each of J. Fredrick Kelly, Jr., Michael S. Williams, Mark Paulson and Thomas Mix.
     “Material Adverse Effect” means a material adverse effect on the Business, results of operations or financial condition of the Acquired Companies; provided, however, that none of the following (nor the effects thereof) shall be deemed, individually or in the aggregate, to constitute, and none of the following (nor the effects thereof) shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:
(a)	this Agreement, the Contemplated Transactions or the announcement thereof, including disclosure of the fact that Buyer is the prospective buyer of the Acquired Companies;

(b)	the Buyer’s announcement or other disclosure of its plans or intentions with respect to the conduct of the Business of the Acquired Companies, or any portion thereof;

(c)	changes or conditions affecting the United States economy or financial markets or foreign economies or financial markets;

(d)	changes in or developments in any industry in which the Company operates or changes in customer demand, including seasonal changes;

(e)	changes or conditions resulting from political or regulatory conditions, acts of war, terrorism, escalation of hostilities or earthquakes or other natural occurrences;

(f)	any event, circumstance, change or effect predominantly arising from any action taken by Buyer or any of its Affiliates; or

(g)	any change in Laws or the enforcement thereof or accounting rules.
     “Materiality Qualifier” means a qualification to a representation, warranty, covenant or other provision of this Agreement by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”
     “Maximum Environmental Limit” is defined in Section 7.6.
     “MSA Termination Agreement” means the Termination of Management Services Agreement in substantially the form of Exhibit 1.1(a).
     “NCBC” means the North Carolina Business Corporation Act.
     “Net Working Capital” is defined in Section 2.3(a).
     “Non Prevailing Party” is defined in Section 2.3(f).
     “Option Agreement” means any stock option agreement or any other Contract entered into between Holdings and any other Person, which was executed pursuant to, under, or in connection with the Option Plan.
     “Option Holder” means any Person other than Holdings who is a signatory to any Option Agreement.
     “Option Plan” means that certain 2007 Stock Option Plan of Holdings approved and adopted by the Holdings Board of Directors on or before February 28, 2007.
     “Option Termination Agreement” means the Termination and Release Agreement in substantially the form of Exhibit 1.1(b).
     “Option Termination Amount” means, with respect to each Option Holder, an amount of cash consideration to be paid to the Option Holder which will satisfy in full all Holdings’ obligations under the Option Holder’s Option Agreement.

     “Order” means any award, decision, injunction, writ, determination, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.
     “Ordinary Course of Business” means any action taken by any Acquired Company in the ordinary course of conducting the business consistent with past custom and practice (including with respect to quantity and frequency).
     “Organizational Documents” means any of the following, as applicable, (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of organization and the operating agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Payoff Letter” is defined in Section 3.2(b)(i).
     “Permitted Encumbrances” means:
(h)	Encumbrances for Taxes (and assessments and other governmental charges or levies) not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;

(i)	mechanics’, builders’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers’ or other like Encumbrances (including Encumbrances created by operation of law);

(j)	Encumbrances in respect of easements, permits, licenses, right-of-way, restrictive covenants or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be shown by a current survey, title report or other public record;

(k)	zoning, entitlement, building, planning, land use and environmental restrictions or regulations and other Laws;

(l)	Encumbrances with respect to debt or other liabilities that are reflected on the Balance Sheet;

(m)	such other imperfections in title, easements, charges, restrictions and Encumbrances which do not materially detract from, materially diminish the value of or materially interfere with the present use of the affected property; and

(n)	Encumbrances consented to by Buyer.

     “Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a Governmental Body, a business or other trust, a joint venture, any other business entity or an unincorporated organization.
     “Phase Two Assessment” means the subsurface investigations and air emission analysis conducted in accordance with the scopes of work identified in Schedule A.
     “Prevailing Party” is defined in Section 2.3(f).
     “Proceeding” means any lawsuit, proceeding, action, arbitration, litigation, complaint, decree, audit, or hearing before or involving any Governmental Body.
     “Product Liability Claims” is defined in Section 5.15.
     “Pro Rata Percentage” means, with respect to each Seller, the percentage set forth on Schedule 4.3.
     “Purchase Price” is defined in Section 2.1.
     “Real Property” is defined in Section 5.10(a).
     “Real Property Laws” is defined in Section 5.10(a).
     “Real Property Leases” is defined in Section 5.10(a).
     “Related Person” means, with respect to any Person:
(o)	any Affiliate of such Person;

(p)	each other member of such Person’s Family, if such Person is an individual;

(q)	any other Person (and if such Person is an individual, such individual’s Family, individually or in the aggregate with such Person) that holds a Material Interest in such Person;

(r)	any other Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such Person;

(s)	any other Person in which such Person holds a Material Interest.
     For purposes of this definition, (A) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual, and (B) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

     “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Retirement Plan Accrual” is defined in Paragraph 2 of Schedule 7.7.
     “Sellers” is defined in the preamble.
     “Sellers’ Indemnified Persons” is defined in Section 8.3.
     “Sellers’ Representative” is defined in the preamble.
     “Shares” is defined in the preamble.
     “Straddle Period” is defined in Section 7.3(d).
     “Subsidiary” means, with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies. Unless the context otherwise requires, each reference to Subsidiary or Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of the Company.
     “Survival Period” is defined in Section 8.1.
     “Target Net Working Capital Amount” means negative $200,000.
     “Tax” or “Taxes” means:
(t)	all taxes, levies or other assessments of any kind or nature, including U.S., state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, transfer taxes, sales and use taxes, business and occupation taxes, license taxes, property taxes, VAT, custom duties or imposts, stamp taxes, excise taxes, payroll taxes, employment taxes, estimated taxes, severance taxes, occupancy taxes, intangible taxes and capital taxes;

(u)	any interest or penalties, additions to tax or additional amounts imposed in connection with any item described in the foregoing clause (a) or the failure to comply with any requirement imposed with respect to any Tax Return; and

(v)	any obligation with respect to Taxes described in the foregoing clause (a) or (b) payable by reason of being a successor or indemnitor or by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation §1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
     “Tax Return” means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.
     “Termination Agreement” means the Termination Agreement in substantially the form of Exhibit 1.1(c).
     “Third Party Claim” means the commencement of any Proceeding or the making of any claim or assertion by a Person not subject to this Agreement that may result in a claim being made for indemnification under Section 8.
     “Threatened” means a claim, Proceeding, dispute, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any written notice has been given.
     “Transaction-Related Accounts” means the current portion of intangible assets, acquisition price payable and accrued transaction expenses.
     “Treasury Regulation” means the regulations promulgated under the Code by the United States Department of Treasury.
     “Unaudited Financial Statements” is defined in Section 5.8(a).
     “Warranty LCs” is defined in Paragraph 3 of Schedule 7.7.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title 1V of ERISA.
     “Working Capital Closing Statement” is defined in Section 2.3(b).
     1.2 General Rules of Construction and Interpretation
(a)	The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular sentence, paragraph, section or other provision of this Agreement.

(b)	Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)	Any reference to a particular gender shall be deemed to include all other genders unless the context otherwise requires.

(d)	Unless an express reference is made to a different document, all references to a Section will be understood to refer to the indicated Section of this Agreement.

(e)	Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f)	In the event of an alleged ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(g)	The word “shall” will be construed to have the same meaning and effect as the word “will.”

(h)	The Disclosure Schedule and all other Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and all references herein to “this Agreement” shall include the Disclosure Schedule and such other Schedules and Exhibits. Any capitalized terms used in the Disclosure Schedule or any other Schedule or any Exhibit but not otherwise defined therein shall have the meaning defined in this Agreement.

(i)	Unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof.

(j)	The word “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item.

(k)	Unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto.

(l)	All dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency.

(m)	When calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day.

(n)	Unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect as of the Closing Date, including any rule or regulation promulgated thereunder.
2. PURCHASE AND SALE OF SHARES
     2.1 Sale
     Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers, for, collectively, $95,000,000 (the “Base Amount”) minus the aggregate amount outstanding at Closing of any capital leases that are Indebtedness plus the Adjustment Amount (the “Purchase Price”). Concurrent with, and as an integral part of, the purchase and sale of the Shares hereby, Buyer Parent will acquire from CODI the Indebtedness to be Acquired for $31,437,500.00 (the “CODI Payoff Amount”) which will constitute a portion of the Purchase Price, pursuant to that certain Assignment and Assumption Agreement to be executed of even date herewith between Buyer Parent and CODI (the "Assignment Agreement”).
     2.2 Closing Date Cash Payment
     The amount of cash paid to or on behalf of Sellers at Closing by Buyer (the “Closing Date Cash Payment”) shall, in the aggregate, be equal to (i) the Base Amount plus (ii) the Estimated Adjustment Amount (as defined below) less (iii) the Indebtedness to be Repaid. The amount of cash paid to or on behalf of the Option Holders (collectively) at Closing by Buyer shall be equal to the aggregate of all Option Termination Amounts, as set forth on Schedule 3.2(c)(iii). The term “Adjustment Amount” shall mean an amount (which amount may be positive or negative) equal to the Net Working Capital minus the Target Net Working Capital Amount. Sellers’ Representative has determined, in good faith and in accordance with GAAP, a Sellers’ estimation of Net Working Capital (the “Estimated Working Capital Closing Statement”) and, based thereon, an estimate of the Adjustment Amount (the “Estimated Adjustment Amount”), a written statement of which is included as Schedule 2.2. The final Adjustment Amount shall be determined and paid in accordance with the provisions of Section 2.3.
     2.3 Adjustment Procedure
(a)	For purposes hereof, “Net Working Capital” shall mean the amount, as of the close of business on the Business Day immediately preceding the Closing Date, equal to all current assets (excluding the current portion of deferred Tax assets, if any) of the Acquired Companies minus all current liabilities (excluding the current portion of Indebtedness, accrued interest payable, the current portion of deferred Tax liabilities and any Transaction-Related Accounts) of the Acquired Companies, in each case, as of such date.

(b)	Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement evidencing its determination of actual Net Working Capital (the “Working Capital Closing Statement”) and, based thereon, its determination of a proposed Adjustment Amount. The Working Capital Closing Statement shall be prepared, and the Adjustment Amount determined, on a basis consistent with the Estimated Working Capital Closing Statement and Estimated Adjustment Amount, respectively, without taking into account any disputed current liabilities that might otherwise form the basis of an indemnification claim by Buyer pursuant to Section 8.2. Sellers’ Representative may object to Buyer’s determination of the Adjustment Amount by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Buyer within 30 days following delivery to Sellers’ Representative of such Working Capital Closing Statement. If Sellers’ Representative makes such objection, then Buyer and Sellers’ Representative shall seek in good faith to resolve all disagreements set forth in such written statement of objections within 20 days following the delivery thereof to Buyer.

(c)	If the Adjustment Amount as finally determined is:
(i)	less than the Estimated Adjustment Amount, then, within 5 Business Days of final determination of the Adjustment Amount, each Seller shall pay or cause to be paid to Buyer such Seller’s Pro Rata Percentage of the amount of such short fall, by wire transfer of immediately available funds to such account of Buyer as Buyer shall specify in writing to Sellers’ Representative; or

(ii)	greater than the Estimated Adjustment Amount, then, within 5 Business Days of final determination of the Adjustment Amount, the Buyer shall pay to each Seller such Seller’s Pro Rata Percentage of the amount of such excess, in immediately available funds, by wire transfer to such account or accounts of such Seller, or by such other means, as such Seller shall specify in writing to Buyer.
(d)	After the Closing, Buyer shall permit Sellers’ Representative and its Representatives to have reasonable access during normal business hours to, and to examine and make copies of, the books and records of the Acquired Companies as Sellers’ Representative shall reasonably determine necessary for purposes of reviewing the Working Capital Closing Statement.

(e)	If Buyer and Sellers’ Representative are unable to agree on the final Adjustment Amount, either party may elect, by delivery of prompt written notice to the other party, to have such disagreement resolved by the Independent Accountant. Promptly after delivery of such notice to the other party, each of Buyer and Sellers’ Representative shall deliver its proposed Working Capital Closing Statement to the other party and to the Independent Accountant. The Independent Accountant shall make a final and binding resolution of the Adjustment Amount and, based thereon, the Purchase Price. The Independent Accountant shall be instructed that, in making its final and binding resolution, it must only consider those elements of the Working Capital Closing Statements that are in dispute between Buyer and Sellers’ Representative. No appeal from such determination shall be permitted. The Independent Accountant shall be further instructed to use every reasonable effort to perform its services within 30 days after submission of the proposed Working Capital Closing Statements to it, and in any case, as soon as practicable after such submission.

(f)	The Non Prevailing Party in such arbitration will pay its own and its Affiliates’ fees and expenses incurred with respect to such arbitration and also will pay a fraction of the sum of (i) the fees and expenses of the Arbitrator plus (ii) the reasonable out of pocket fees and expenses (including reasonable attorneys’ fees) of the Prevailing Party and its Affiliates incurred with respect to such arbitration. Such fraction will be: (A) an amount equal to the difference between the Non Prevailing Party’s determination of the items in dispute (in the aggregate and as submitted to the Arbitrator) and the Arbitrator’s determination of such items divided by (B) an amount equal to the difference between the Parties’ respective determinations of such items (in the aggregate and as submitted to the Arbitrator). The Prevailing Party will pay the remainder of the fees and expenses of the Arbitrator and the remainder of the Prevailing Party’s and its Affiliates’ fees and expenses. A Party is the “Prevailing Party” if the Arbitrator’s determination of such items is closer to such Party’s determination of such items than it is to the other Party’s determination of such items (in each case in the aggregate and as submitted to the Arbitrator). A Party is the “Non Prevailing Party” if the other Party is the Prevailing Party.

(g)	Judgment upon any award or decision by the Independent Accountant may be enforced by any court having jurisdiction thereof.
3. CLOSING
     3.1 Time and Place
     The closing of the purchase and sale of the Shares provided for in this Agreement (the "Closing”) will take place at the offices of Squire, Sanders & Dempsey L.L.P., 350 Park Avenue, New York, New York, 10022 at 9:00 a.m. (local time) on the Closing Date or such other place and time as the parties may agree, and the Closing will be deemed effective as of the start of the Company’s business as of the Closing Date.

3.2 Closing Deliveries
At the Closing:
(a)	Each Seller will deliver to Buyer the original certificate(s) representing the Shares held by such Seller, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer.

(b)	Holdings will deliver, or cause to be delivered, to Buyer:
(i)	payoff letters for the Indebtedness to be Repaid, if any, executed by each applicable lender and each Acquired Company, as applicable (each, a “Payoff Letter”);

(ii)	the MSA Termination Agreement executed by CODI and the Company, an Option Termination Agreement executed by each Option Holder and Holdings, and the Termination Agreement executed by each Seller, the Company and Holdings;

(iii)	each Consent identified on Schedule 3.2(b);

(iv)	(A) a good standing certificate for Holdings issued by the Delaware Secretary of State as of a date no earlier than 10 days prior to the Closing Date; (B) a certified copy of the Certificate of Incorporation of Holdings, and any amendments thereto, issued by the Delaware Secretary of State as of a date no earlier than 10 days prior to the Closing Date; (C) the bylaws of Holdings; (D) resolutions of Holdings’ Board of Directors contemplated by Section 5.3; and (E) a certificate, executed by an officer of Holdings, certifying as to accuracy of the foregoing;

(v)	(A) a good standing certificate for the Company issued by the North Carolina Secretary of State as of a date no earlier than 10 days prior to the Closing Date; (B) a certified copy of the Articles Incorporation of the Company, and any amendments thereto, issued by the North Carolina Secretary of State as of a date no earlier than 10 days prior to the Closing Date; (C) the bylaws of the Company; (D) a good standing certificate for Aeroglide International, LLC, a North Carolina limited liability company, issued by the North Carolina Secretary of State as of a date no earlier than 10 days prior to the Closing Date; (E) a certified copy of the Articles of Organization of Aeroglide International, LLC issued by the North Carolina Secretary of State as of a date no earlier than 10 days prior to the Closing Date; and (F) a certificate, executed by an officer of the Company certifying as to accuracy of the foregoing;

(vi)	a resignation, effective upon Closing, of each of (A) Alan B. Offenberg, I. Joseph Massoud, James J. Bottiglieri and David P. Swanson as an officer of Holdings; and (B) Alan B. Offenberg, I. Joseph Massoud as members of the Board of Directors of Holdings;

(vii)	a resignation, effective upon Closing, of each of (A) each member of Management, Alan B. Offenberg and David P. Swanson as an officer of the Company; and (B) I. Joseph Massoud, Alan B. Offenberg, James J. Bottiglieri, David P. Swanson, Robert T. Cadwallader Jr., J. Fredrick Kelly, Jr. and L. Ray Mays as a member of the Board of Directors of the Company;

(viii)	all releases, terminations or other documents necessary to release all Encumbrances contemplated to be released by the Payoff Letters;

(ix)	the Assignment Agreement, executed by CODI, together with such other assignments, documents and other instruments of transfer and conveyance as may reasonably be requested by Buhler Holding AG to effectuate the purchase and assignment of the Indebtedness to be Acquired by Buhler Holding AG from CODI, each in form and substance satisfactory to CODI and its legal counsel and executed by CODI in its capacity as lender under the Contracts evidencing the Indebtedness to be Acquired;

(x)	a Closing funds flow statement; and

(xi)	such other duly executed documents and certificates as may be reasonably requested by Buyer prior to the Closing.
(c)	Buyer will deliver, or cause to be delivered:
(i)	to each Seller, such Seller’s Pro Rata Percentage of the Closing Date Cash Payment by wire transfer of immediately available funds to the account or accounts designated by such Seller;

(ii)	to the applicable lender or lenders, the Indebtedness to be Repaid, if any, by wire transfer of immediately available funds in the amount specified in Schedule 3.2(c)(ii);

(iii)	by the Company promptly following Closing to each Option Holder, the Option Termination Amount set forth opposite each such Option Holder’s name in Schedule 3.2(c)(iii);

(iv)	to CODI, evidence of payment to CODI by Buhler Holding AG (in the form of a Fedwire or S.W.I.F.T. wire confirmation or as otherwise agreed by Buhler Holding AG and CODI) of the CODI

Payoff Amount, and the Assignment Agreement, executed by Buhler Holding AG, together with such other assignments, documents and other instruments of transfer and conveyance as may reasonably be requested by Buhler Holding AG to effectuate the purchase and assignment of the Indebtedness to be Acquired by Buhler Holding AG from CODI, each in form and substance satisfactory to Buhler Holding AG and its legal counsel and executed by Buhler Holding AG;

(v)	a guaranty of Buyer Parent in form and substance reasonably acceptable to CODI guarantying Buyer’s post-Closing covenants contained in Paragraph 4 of Schedule 7.7.

(vi)	to or as directed by Sellers’ Representative, such other duly executed documents and certificates as may be reasonably requested by Sellers’ Representative prior to the Closing.
4. REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each Seller represents and warrants to Buyer (with respect to itself only), as of the Closing Date, as follows:
     4.1 Organization and Good Standing
     Such Seller is, in the case of CODI, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of Madison, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of Golub, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and in the case of LEG, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
     4.2 Authority
     This Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Such Seller has the power and authority and, in the case of a Seller who is a natural person, the capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the Contemplated Transactions have been duly authorized and approved and no other action with respect to such Seller is necessary in order to authorize this Agreement or, to the extent applicable to such Seller, consummate the Contemplated Transactions. Except as set forth on Section 4.2 of the Disclosure Schedule, such Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Title to Shares
     Such Seller is (prior to giving effect to the consummation of the Contemplated Transactions) the record and beneficial owner and holder of good and valid title to that number of Shares specified by such Seller’s name on Schedule 4.3, free and clear of all Encumbrances on the Closing Date. No Person owns or has any beneficial interest in any of the Shares owned by such Seller except such Seller. Such Seller has not transferred or assigned, or entered into any Contract to transfer or assign, any of the Shares or any of the voting rights or dividend rights pertaining thereto.
     4.4 Noncontravention
     Neither the execution, delivery and performance of this Agreement, nor the consummation of the Contemplated Transactions, nor compliance by such Seller with any of the provisions hereof will:
(a)	conflict with or result in a Breach of any provision of its Organizational Documents;

(b)	cause a Breach or default (or give rise to any right of termination, cancellation or acceleration) under any Contract or other obligation to which such Seller is a party, except for such matters as would not reasonably be expected to materially and adversely affect the ability of such Seller to perform its obligations under this Agreement; or

(c)	violate any Law applicable to such Seller, except as would not reasonably be expected to materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.
     4.5 Consents
     Except for HSR Act filings, no Consent of any Governmental Body is required in connection with the execution, delivery and performance by such Seller of this Agreement, or the consummation by such Seller of the Contemplated Transactions, except for any such Consent the failure of which to obtain or make would not reasonably be expected to materially and adversely affect such Seller’s ability to perform its obligations under this Agreement.
     4.6 Litigation
     No Proceeding has been commenced or, to the knowledge of such Seller, Threatened against such Seller that challenges the validity of this Agreement or the Contemplated Transactions or that may have the effect of preventing, delaying or impairing, or making illegal the Contemplated Transactions, or materially affecting such Seller’s ability to perform its obligations hereunder or to consummate the Contemplated Transactions.

     4.7 Brokers
     Such Seller has not employed any broker, finder or investment banker in connection with the Contemplated Transactions which would be entitled to a fee or commission in connection with such transactions, except for any broker, finder or investment banker whose fees or commissions shall be the sole responsibility of such Seller.
     4.8 Related Party Transactions
     Subject to the following sentence, immediately following Closing, neither such Seller nor any of its Related Persons, other than the Acquired Companies, will have (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, or (ii) a material direct financial interest in any transaction with the Company or any Subsidiary. It is specifically agreed that the representations contained in this Section 4.8 are not given by the Institutional Investors.
5. REPRESENTATIONS AND WARRANTIES OF HOLDINGS
     Simultaneously with the execution of this Agreement by Holdings, Holdings is delivering to Buyer a disclosure schedule (the “Disclosure Schedule”) with numbered sections corresponding to sections in this Agreement. Any matter disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to the extent that such disclosure is reasonably apparent to be applicable to such other sections, notwithstanding the reference to a particular section or subsection. The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement that such information is required to be set forth therein or that such information is material or that such information constitutes or would reasonably be expected to constitute a Material Adverse Effect.
     Subject to the foregoing, Holding represents and warrants to Buyer (with respect to itself and each Acquired Company, as applicable), as of the Closing Date, as follows:
     5.1 Organization; Good Standing
     Holdings is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of North Carolina and each Subsidiary is duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each Acquired Company is licensed, qualified or registered to do business as a foreign entity in each of the jurisdictions set forth on Section 5.1 of the Disclosure Schedule, which are the only jurisdictions in which the nature of the Business as now conducted by the Acquired Companies or the property owned or leased by the Acquired Companies makes such licensing, qualification or registration necessary, except where the failure to be so licensed, qualified or registered would not reasonably be expected to have a Material Adverse Effect.

     5.2 Power
     Holdings has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the Contemplated Transactions. Each Acquired Company has all requisite corporate power and authority to own, lease and operate its material properties and to carry on the Business as now being conducted by it.
     5.3 Authorization
     The execution, delivery and performance of this Agreement by Holdings and the consummation of the Contemplated Transactions by Holdings has been authorized by all necessary corporate action on the part of Holdings. This Agreement has been duly and validly executed and delivered by Holdings, and is a valid and binding obligation of Holdings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     5.4 Capitalization
     Section 5.4 of the Disclosure Schedule contains a complete and accurate listing of the authorized and outstanding equity securities, together with, where applicable, the par value thereof, of each of the Acquired Companies. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Sellers immediately prior to Closing. Immediately prior to the Closing, the Sellers are the record and beneficial owner and holder of all of the Shares, which Shares represent all the equity securities of Holdings, except for the Option Agreements. Except as set forth on Section 5.4 of the Disclosure Schedule, there is no:
(a)	outstanding security convertible into or exchangeable for capital stock of any Acquired Company;

(b)	option, warrant, put, call or other right to purchase or subscribe to capital stock of any Acquired Company;

(c)	stock restriction agreement, or contract, commitment or agreement of any kind relating to the issuance or disposition of capital stock of any Acquired Company or the issuance or disposition of any security convertible into or exchangeable for the capital stock of any Acquired Company; or

(d)	voting trust, proxy or other agreement or restriction on transfer with respect to the Shares or any Subsidiary’s shares.
     5.5 Subsidiaries
     Except as set forth on Section 5.5 of the Disclosure Schedule, Holdings does not own any capital stock or other equity interest in any Person. Holdings owns all of the outstanding shares of capital stock or other equity interests of the Company and the Company owns all the outstanding shares of capital stock or other equity interests of each other Subsidiary, which shares or other equity interests are all duly authorized, validly issued, fully paid and nonassessable. Other than the Subsidiaries, the Company does not own, and none of the Subsidiaries own, any capital stock or other equity interest in any Person.
     5.6 Noncontravention
     Neither the execution, delivery and performance of this Agreement or any other agreement or documents contemplated hereby by Holdings, nor the consummation by Holdings of the Contemplated Transactions, nor compliance by Holdings with any of the provisions hereof will:
(a)	conflict with or result in a Breach of any provision of the Organizational Documents of the Acquired Companies;

(b)	except as set forth on Section 5.6(b) of the Disclosure Schedule and as would not reasonably be expected to result in a Material Adverse Effect, violate, conflict with, Breach or cause a default (or give rise to any right of termination, cancellation, or acceleration) under any Contract to which the Acquired Companies is a party, or by which the Acquired Companies or any of their properties or assets is or may be bound or benefited;

(c)	except as would not be reasonably likely to result in a Material Adverse Effect, violate any Law applicable to the Acquired Companies;

(d)	violate or conflict with, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which the Acquired Companies, or any of the assets owned or used by any of them, may be subject; or

(e)	violate or conflict with any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the Business of, or any of the assets owned or used by any of them.
     5.7 Consents
     Except as set forth on Section 5.7 of the Disclosure Schedule or as would not reasonably be expected to result in a Material Adverse Effect, no Consent of any Governmental Body is required to be obtained or made by the Acquired Companies in connection with the execution, delivery and performance by Holdings of this Agreement, or the consummation of the Contemplated Transactions.

     5.8 Financial Statements
(a)	Holdings has delivered to Buyer (i) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2006 and December 31, 2007, (the “Balance Sheet” and December 31, 2007 being the “Balance Sheet Date”), and the related audited statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2006 and for the ten-month period from March 1, 2007 to December 31, 2007 and the two-month period from January 1, 2007 to February 28, 2007 (collectively, the “Financial Statements”) and (ii) the internal, unaudited, consolidated balance sheet of the Acquired Companies as of May 31, 2008 (the “Interim Balance Sheet” and May 31, 2008 being the “Interim Balance Sheet Date”), and the related internal, unaudited statements of income, stockholder’s equity and cash flow for the period then ended (the “Unaudited Financial Statements”).

(b)	The Financial Statements and the Unaudited Financial Statements:
(i)	have been prepared based on the books and records of the Acquired Companies;

(ii)	except for the absence of footnote disclosures and normal year end adjustments which have not been made with respect to the Unaudited Financial Statements, have been prepared in accordance with GAAP (in effect as of the respective dates thereof), consistently applied, in all material respects, and

(iii)	present fairly in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows for the periods covered thereby.
     5.9 Books and Records
     The books of account, minute books and stock record books of the Acquired Companies, all of which have been made available to Buyer and its Representatives, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders or members, the board of directors or managers, and committees of such boards, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.
     5.10 Real and Personal Property
(a)	All of the real properties owned and leased by the Acquired Companies are set forth in Section 5.10(a) of the Disclosure Schedule. The real property identified as owned on Section 5.10(a) of the Disclosure Schedule is the “Real Property” and the properties subject to the leases identified on Section 5.10(a) of the Disclosure Schedule (the “Real Property Leases”) are the “Leased Properties.” Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Acquired Companies own the Real Property, with good and marketable fee simple title, free and clear of all Encumbrances other than Permitted Encumbrances. The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other Law (collectively, the “Real Property Laws”). Neither Holdings nor any Subsidiary has received any notice of violation of any Real Property Law. The Company has delivered to Buyer true and complete copies of each Real Property Lease. Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Acquired Companies are not subject to any real property leases, subleases or occupancy agreements pursuant to which any Acquired Company is the lessee, sublicensee or occupant of any real property.

(b)	(1) Each Real Property Lease is legal, valid, binding and enforceable against the Company or any Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, and is in full force and effect;
(2) Neither the Company nor any Subsidiary (nor to the Knowledge of the Company, any other party to such lease) is in default under any lease to which it is a party, including any Real Property Lease, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default by the Company or any Subsidiary under any such lease, except as would not reasonably be expected to result in a Material Adverse Effect; and
(3) There are no outstanding written notices of Breach given to the Company or any Subsidiary by any party to any Real Property Lease that remains uncured.
(c)	Neither Holdings nor any Subsidiary has received notice with respect to the Real Property or to any Leased Property:
(1)	that any building or structure thereon, any equipment therein or the operation or maintenance thereof violates any Law; or

(2)	that any condemnation proceeding is pending or threatened.
(d)	Except as set forth in Section 5.10(d) of the Disclosure Schedule, the Acquired Companies have good and marketable title to all of the material tangible personal property owned by any of them, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in Section 5.10(d) of the Disclosure Schedule, the Acquired Companies own,

lease, license or otherwise have the right under Contract to use all of the personal property used in or necessary for the conduct of the Business of the Acquired Companies as currently conducted.
     5.11 Condition and Sufficiency of Assets
     All material tangible assets and properties of the Acquired Companies are in good operating condition and repair, normal wear and tear excepted. Such assets of the Acquired Companies include all tangible assets and properties necessary for the conduct of the Business, and are sufficient for the conduct the Business following the Closing in substantially the same manner as currently conducted.
     5.12 Accounts Receivable
     The accounts receivable of each of the Acquired Companies are properly reflected on its respective books and records, and such accounts receivable that are reflected on the Balance Sheet, the Interim Balance Sheet or the Estimated Working Capital Closing Statement represent valid obligations arising from transactions consummated by each of the Acquired Companies, as applicable, in the Ordinary Course of Business.
     5.13 Inventory
     All inventories held by the Acquired Companies are valued on the Financial Statements and the Unaudited Financial Statements at the lower of cost or market. Such inventories consist of a quantity and quality useable in the Ordinary Course of Business, subject to reasonable reserves.
     5.14 Customers and Suppliers
(a)	Set forth in Section 5.14(a) of the Disclosure Schedule is a list of the 10 largest customers of the Acquired Companies in terms of annual gross sales for the trailing 12-month period ended December 31, 2007. No such customer has given written notice to any of the Acquired Companies that such customer intends to terminate its business relationship with the Acquired Companies.

(b)	Since the Balance Sheet Date, no material vendor or supplier of the Acquired Companies has given written notice to any of the Acquired Companies that it intends to terminate supplying goods or services to the Acquired Companies.
     5.15 No Products Liabilities; Product Warranties
(a)	Attached to Section 5.15 of the Disclosure Schedule are copies of the standard forms of warranty offered by the Acquired Companies to third parties with respect to any of the products marketed by the Acquired Companies since January 1, 2007. Except as set forth on Section 5.15 of the Disclosure Schedule, all material service and product warranty

Liabilities are reflected on the Financial Statements or, if incurred since the date thereof, on the accounting records of the Acquired Companies as of the Closing Date.
(b)	Except as set forth on Section 5.15 of the Disclosure Schedule there is not pending or, to the Knowledge of the Company, Threatened, any, civil, criminal or administrative actions, suits, demands, claims, hearings, notices or violation, demand letters, investigations or any other similar Proceeding relating to injury to person or property of employees or any third parties suffered as a result of any product manufactured, distributed or sold by or on behalf of any of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary, including claims arising out of any Breach of product warranty (other than warranty service and repair claims in the ordinary course of business), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or from the provision of services or otherwise alleging any liability of either the Company or any Subsidiary as a result of any defect or other deficiency with respect to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary (hereafter collectively referred to as “Product Liability Claims”). Except as set forth in Section 5.15 of the Disclosure Schedule, neither the Company nor any Subsidiary has paid, settled or otherwise incurred any uninsured or insured Liability with respect to, any Product Liability Claims.

(c)	No product manufactured or sold by either the Company or any Subsidiary has been the subject of any material recall or similar action instituted by any Governmental Body or undertaken by either the Company or any Subsidiary on a voluntary basis.
     5.16 No Undisclosed Liabilities
     Except for Liabilities (a) incurred in the Ordinary Course of Business since the Balance Sheet Date; (b) disclosed, reflected or reserved for in the Financial Statements or the Unaudited Financial Statements; (c) incurred in connection with the consummation of this Agreement; or (d) that would not have a Material Adverse Effect, as of the date hereof, none of the Acquired Companies has incurred, since the Balance Sheet Date, any Liabilities that would be required to be reflected or reserved against in a balance sheet of the Acquired Companies prepared in accordance with GAAP, applied on a consistent basis.

     5.17 Tax Matters
     Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 5.17 shall be deemed to contain the only representations and warranties in this Agreement or arising out of the transactions contemplated herein with respect to Taxes. Except as set forth in Section 5.17 of the Disclosure Schedule:
(a)	(i) Each Acquired Company has filed within the time and in the manner prescribed by Law all Tax Returns required to be filed by it, (ii) all such Tax Returns are true and accurate in all material respects, and (iii) each Acquired Company has timely paid all Taxes which are due and payable with respect to such Tax Returns and has set up in its financial records adequate reserves for all Taxes in dispute or not yet due and payable.

(b)	There are no liens for Taxes outstanding against the Acquired Companies, their respective assets or against the Shares, except for Permitted Encumbrances.

(c)	All Taxes and assessments that the Acquired Companies are required to withhold or to collect have been duly withheld or collected, and all such withholdings and collections have either been duly and timely paid over to the appropriate Governmental Body or are, together with the payments due or to become due in connection therewith, duly reflected in the Acquired Company’s or any Subsidiary’s financial records in accordance with GAAP, consistently applied.

(d)	There are no outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes that have been given by the Acquired Companies.

(e)	No federal, state, local or foreign audits or other administrative or court proceedings are presently pending against the Acquired Companies with regard to any Taxes or Tax Returns. No deficiency for any Taxes has been proposed, asserted or assessed against the Acquired Companies which has not been resolved and paid in full.

(f)	There are no outstanding requests for extensions of time within which to file Tax Returns of the Acquired Companies.

(g)	There are no Contracts, or agreements between Holdings or any Subsidiary, on the one hand, and any Governmental Body, on the other hand, relating to Taxes in effect with respect to the Acquired Companies that are in effect on the Closing Date.

(h)	None of the Acquired Companies is a party to any tax-sharing Contract, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing Liabilities after the Closing Date.

(i)	None of the Acquired Companies has pending any application for a ruling relating to Taxes from any Governmental Body, has received a ruling relating to Taxes within the last 5 years from any Governmental Body, nor has entered into any closing agreement relating to Taxes with any Governmental Body.

(j)	None of the Acquired Companies is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)	The Contemplated Transactions, either by themselves or in conjunction with any other transaction that the Acquired Companies may have entered into or agreed to, will not as of the Closing Date give rise to any federal income tax liability under Section 355(e) of the Code for which the Acquired Companies may in any way be held liable.

(l)	None of the Acquired Companies has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any Acquired Company otherwise taken steps that have exposed, or will expose, any of them to the taxing jurisdiction of a foreign country.

(m)	There are no joint ventures, partnerships, or limited liability companies, or other arrangements or contracts to which any of the Acquired Companies is a party and that could be treated as a partnership for federal income tax purposes.
     5.18 Absence of Changes
     Since the Interim Balance Sheet Date, the Business of the Acquired Companies has operated in all material respects in the Ordinary Course of Business and consistent with past practice, and there has not been any Material Adverse Effect. Since the Interim Balance Sheet Date, except as disclosed in Section 5.18 of the Disclosure Schedule, there has not been any:
(a)	change in or issuance of capital stock or other equity interests of the Acquired Companies;

(b)	amendment to the Acquired Companies’ Organizational Documents;

(c)	payment, grant or commitment to grant any increase in any remuneration or benefits (including salary, incentive, change in control, retention or severance compensation) of any current or former director, officer, agent, other employee of or consultant to the Acquired Companies outside of the Ordinary Course of Business, except where such payment or increase is required by any applicable Law or any contractual obligation existing on the Closing Date;

(d)	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan of the Acquired Companies;

(e)	damage to or destruction or loss of assets or properties of the Acquired Companies (after recovery for insurance) in excess of $250,000;

(f)	incurrence of any material obligation or Liability except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business;

(g)	creation upon any of its assets or properties to any Encumbrance other than any Permitted Encumbrance;

(h)	sale, transfer, lease to others or other disposition of any of its fixed assets having an aggregate value of more than $250,000, or cancellation or compromise of any debt or claim in excess of $250,000 in each case or $500,000 in the aggregate, or waiver or release of any right of substantial value, except in the Ordinary Course of Business;

(i)	receipt of any written notice of termination of any Company Contract; or

(j)	entrance into any written agreement to take any of the foregoing actions.
     5.19 Employment Matters
(a)	There are no employees of any of the Acquired Companies other than as listed in Section 5.19(a) of the Disclosure Schedule. Except as described in Section 5.19(a) of the Disclosure Schedule, each employee of the Acquired Companies is an “at-will” employee and there are no written employment or compensation agreements of any kind between any of them and any of such employees.

(b)	Except as set forth in Section 5.19(b) of the Disclosure Schedule, no officer or director of the Acquired Companies is, to the Knowledge of the Company, bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity or practice relating to the Business of any Acquired Company, or (B) assign to the Acquired Companies or to any other Person any rights to any invention, improvement or discovery, and to the Knowledge of the Company no employee of the Acquired Companies is bound by any Contract that purports to limit the ability of such employee to perform the duties or tasks currently performed by such employee.

(c)	Except as set forth in Section 5.19(c) of the Disclosure Schedule, none of the Acquired Companies is a party to or bound by any collective bargaining agreement, and there are no other labor unions, work councils or other organizations representing or, to the Knowledge of the Company, purporting or attempting to represent any employee of the Acquired Companies. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Acquired Companies is currently ongoing or, to the Knowledge of the Company, currently Threatened. The Acquired Companies have complied in all material respects with all applicable provisions of applicable Laws pertaining to the employment or termination of employment of any Person, including, all such applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, Tax information reporting, employment and withholding Taxes or other similar employment practices or acts.
(d)	Except as set forth in Section 5.19(d) of the Disclosure Schedule, no Acquired Company is engaged in any investigation, grievance or arbitration Proceeding (including before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Body) with respect to any employment matter, and no such investigation, grievance or Proceeding is, to the Knowledge of the Company, Threatened, against any Acquired Company.

(e)	No Acquired Company is delinquent in any payments to any employee for any wages, salaries, commission, bonuses, fees or other direct compensation due with respect to any services performed for it prior to the Closing Date or amounts required to be reimbursed to such employees.

(f)	No Acquired Company is subject to any Order or private settlement Contract in respect of any labor or employment matters.

(g)	Except as set forth in Section 5.19(g) of the Disclosure Schedule, no Acquired Company is subject to any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee.
     5.20 Employee Benefits Plans
(a)	Section 5.20(a) of the Disclosure Schedule sets forth a correct and complete list of each Company Benefit Plan that is maintained by either (i) an Acquired Company on the date hereof, or (ii) an ERISA Affiliate with respect to which any Acquired Company has or will have any Liability.

(b)	Except as set forth in Section 5.20(b) of the Disclosure Schedule, (i) each Company Benefit Plan complies in form and in operation in all material respects with all applicable Laws, including ERISA and the Code; and (ii) during the period beginning on the first day of the most recently completed fiscal year of such Company Benefit Plan ending on or prior to the Closing Date and ending on the Closing Date, all required contributions to, payment to be made from, or premiums owing with respect to, any Company Benefit Plan have been paid or accrued in accordance with GAAP. No Proceeding or investigation is pending or, to the Knowledge of the Company, Threatened with respect to any such Company Benefit Plan.

(c)	Except as set forth in Section 5.20(c) of the Disclosure Schedule, each applicable Acquired Company has complied with the health care coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”) during the period beginning on the first day of the most recently completed fiscal year of such Company Benefit Plan ending on or prior to the Closing Date and ending on the Closing Date, and no Acquired Company has any obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of any Acquired Company, except as specifically provided by COBRA.

(d)	With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered or made available to Buyer: (i) all current documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance contract, as they may have been amended to the date hereof; (ii) if applicable, the most recently filed Form 5500, with all applicable schedules and accountants’ opinions attached thereto; (iii) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (iv) any current insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan.

(e)	For purposes of this Section 5.20:
(i)	“Company Benefit Plan” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus, profit-sharing, or incentive award plans, severance pay policies or agreements, deferred compensation agreements, consulting compensation agreements, other compensation arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A), above, (C) all employee assistance program, dependent care, tuition assistance, fringe benefits, perquisites, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, retention payments or benefits, change in control benefits, employee loans, including any arrangement intended to comply with IRC Section 120, 125, 127, 129 or 137; and (D) all plans or arrangements providing compensation to employee and non-employee directors, in each instance of clauses (A), (B), (C) or (D) maintained by any Acquired Company or any ERISA Affiliate of any Acquired Company. In the case of a Company Benefit Plan funded through a trust or any other insurance contract, each reference to such Company Benefit Plan shall include a reference to such trust, organization or insurance contract.
(ii)	A Person “maintains” a Company Benefit Plan if such Person contributes to or provides benefits under or through such Company Benefit Plan or has any obligation (by agreement or under applicable Law) to contribute to, or provide benefits under, or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to, or otherwise covers, employees of such Person (or their spouses, dependents, or beneficiaries).

(iii)	A Person is an “ERISA Affiliate” of an Acquired Company if it is based in the United States of America and it would have ever been considered a single employer with such Acquired Company under ERISA Section 4001(b) or part of the same “controlled group” as such Acquired Company for purposes of ERISA Section 302(d)(8)(C).
     5.21 Compliance
(a)	Each Acquired Company is in compliance with, and has not received any notice of any violation of, Laws that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets, except, in each case, such non-compliance or violations as would not reasonably be expected to result in a Material Adverse Effect.

(b)	No event has occurred that would reasonably be expected to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(c)	Section 5.21(c) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by each Acquired Company or that otherwise relates to the Business, or to any of the assets owned or used by, any Acquired Company. Except as set forth in Section 5.21(c) of the Disclosure Schedule, each such Governmental Authorization is valid and in full force and effect.

(d)	Each Acquired Company is, and at all times since the Balance Sheet Date has been, in compliance with all of the terms and requirements of each Governmental Authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law and necessary (A) for the lawful conduct or operation of its Business as currently conducted, or (B) to permit it to own and use its assets in the manner in which it currently owns and uses such assets, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(e)	No circumstance exists and no event has occurred since the Balance Sheet Date that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a material violation of or a material failure by any Acquired Company to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization, except where such violation or failure, or such revocation, withdrawal, suspension, cancellation, termination or modification, would not reasonably be expected to have a Material Adverse Effect.

(f)	All applications required to have been filed on behalf of any Acquired Company for the renewal of Governmental Authorizations have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies, except where the failure to file would not reasonably be expected to have a Material Adverse Effect.
     5.22 Litigation; Orders
     Except as disclosed in Section 5.22 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, Threatened, against any of the Acquired Companies or their respective assets, including any seeking to prevent, hinder or delay the Contemplated Transactions. No material citations, fines or penalties have been asserted against any of the Acquired Companies under any applicable Law which remain outstanding. There are no outstanding Orders, judgments, decrees or injunctions issued, or to the Knowledge of the Company, Threatened by any Governmental Body against any of the Acquired Companies.
     5.23 Company Contracts
(a)	Section 5.23(a) of the Disclosure Schedule sets forth each:
(i)	distributor, dealer, advertising, agency, sales representative or similar Contract relating to the marketing or sale of the Acquired Companies’ products, in each case providing for expenditures or receipts in excess of $50,000 (excluding customer purchase orders accepted in the Ordinary Course of Business);

(ii)	Contract for the future purchase or lease by any Acquired Company of materials, supplies, equipment, services or finished products purchased for resale, in each case, providing for expenditures in excess of $50,000;
(iii)	Contract having a remaining term exceeding one year or involving continuing amounts in excess of $50,000 per annum for the future sale of products or services by the Acquired Companies;

(iv)	Contract for the employment of any officer, director or employee, and each other Contract with or commitments to any officer, director or employee;

(v)	joint venture, partnership, design or license agreement to which any of the Acquired Companies are party or otherwise bound;

(vi)	loan agreement, indenture, mortgage, note, installment obligations or other Contract or commitment in respect of Indebtedness of any Acquired Company, including for the borrowing of money, for a line of credit or a letter of credit, or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13 (or any guarantees of any of the foregoing); and

(vii)	Contract that was not entered into in the Ordinary Course of Business.
     Except as disclosed in Section 5.23(b) of the Disclosure Schedule, no Acquired Company is in material default under any Company Contract and, to the Knowledge of the Company, no other party to any Company Contract is in default. Except as disclosed in Section 5.23(b) of the Disclosure Schedule, no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Company Contract. Except as disclosed in Section 5.23(b) of the Disclosure Schedule: (x) each Company Contract is in full force and effect and is a valid and binding obligation of the applicable Acquired Company a party thereto and, to the Knowledge of the Company, the other parties thereto; and (y) none of the Acquired Companies has received written notice from any party to a Company Contract that such party intends either to modify, cancel or terminate such Company Contract.
     5.24 Insurance
(a)	(i)	The Company has previously provided Buyer with a true and complete list of all insurance policies currently maintained by or for the benefit of the Acquired Companies.
(ii)	The Company has previously provided Buyer with a true and complete list of all reported claims filed under the insurance policies listed referred to in clause (i). The Company has no Knowledge of any events which have occurred that would reasonably be expected to result in claims filed under the insurance policies but for which claims have not yet been submitted.
(b)	Section 5.24(b) of the Disclosure Schedule describes:
(i)	any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder; and

(ii)	any Contract, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company.
(c)	Each policy of insurance to which any Acquired Company is a party:
(i)	is valid, outstanding, and to the Knowledge of the Company, enforceable;

(ii)	is issued by an insurer that to the Knowledge of the Company is financially sound and reputable;

(iii)	when taken together with all other policies of insurance of the Acquired Companies, provide adequate insurance coverage for the assets and operations of the Acquired Companies for the risks to which they are exposed in the Ordinary Course of Business;

(iv)	when taken together with all other policies of insurance of the Acquired Companies are sufficient for compliance with the Laws and Contracts to which the Acquired Companies are bound; and

(v)	will continue in full force and effect immediately following the consummation of the Contemplated Transactions.

(vi)	No Acquired Company has received, with respect to any policy of insurance to which any Acquired Company is a party or under which the assets of any Acquired Company are covered, (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice that any insurance policy is no longer in full force or effect, will be or is cancelled, will not be renewed or the issuer thereof is not willing or able to perform its obligations thereunder.
(d)	All premiums due under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company have been paid or are being timely paid under financing arrangements offered by the applicable insurance provider and there are no lapses in coverage due to unpaid premiums.

     5.25 Environmental
(a)	Except as set forth in Section 5.25(a) of the Disclosure Schedule, no conditions, including the Release of Hazardous Substances, currently exist or have existed on the Real Property or Leased Property while owned or leased by the Acquired Companies that materially violated or currently violates any Environmental Law.

(b)	Except as set forth in Section 5.25(b) of the Disclosure Schedule, the Business of the Acquired Companies is now being, and has for the past five years preceding the Closing Date been, operated in material compliance with all applicable Environmental Laws.

(c)	Holdings has delivered or made available to Buyer copies of all assessment reports, licenses, permits and authorizations in its possession or control related to the status of any Real Property or Leased Property or otherwise relating to the business of the Acquired Companies with respect to any Environmental Law.
     5.26 Intellectual Property
(a)	Except as set forth in Section 5.26(a) of the Disclosure Schedule, the Acquired Companies own or have the right to use, free and clear of any Encumbrance or restriction, all Intellectual Property owned or used by the Acquired Companies. Section 5.26(a) of the Disclosure Schedule sets forth a complete and correct list of all Intellectual Property owned by any Acquired Company or subject to a license or registered user agreement, the names of the parties to any such license or agreement, and whether any of the Acquired Companies is the licensor or licensee under each such license or registered user agreement. All grants, registrations and applications for the Intellectual Property used in the conduct of the Business of the Acquired Companies (i) have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no application or registration therefore is the subject of any legal or administrative proceeding before any Governmental Body. The Acquired Companies have taken reasonable and prudent steps to protect the Intellectual Property of the Acquired Companies from infringement from any Person.

(b)	To the Knowledge of the Company and except as set forth in Section 5.26(b) of the Disclosure Schedule, the Intellectual Property of the Acquired Companies is not being infringed by any Person and none of the Acquired Companies is infringing the intellectual property rights of any other Person. Except as set forth in Section 5.26(b) of the Disclosure Schedule, there is no written claim or demand of any Person pertaining to, or any Proceeding pending or, to the knowledge of the Company, Threatened, which challenges the rights of the Acquired Companies in respect to the Intellectual Property.
(c)	Except as set forth on Section 5.26(c) of the Disclosure Schedule, none of the Acquired Companies (i) has granted any right or interest to any Person to the Intellectual Property and/or (ii) is obligated to pay any royalties, licensing fees or other amounts to any Person with respect to the Intellectual Property.

(d)	With respect to the Intellectual Property of the Acquired Companies that is a trade secret, (i) the documentation relating to such trade secret is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; and (ii) the Acquired Companies have taken reasonable precautions to protect the secrecy, confidentiality, and value of their trade secrets.
     5.27 Certain Payments
     To the Knowledge of the Company, none of the Acquired Companies or any director, officer or employee of the Acquired Companies has, at any time since January 1, 2005, made any contribution, gift, bribe, rebate, payoff, kick back or other payment to any Person in violation of any applicable Law.
     5.28 Related Party Transactions
     Section 5.28 of the Disclosure Schedule sets forth a list of all Contracts pursuant to which any loans, leases, goods, services, materials or supplies are provided (a) by a Seller to an Acquired Company or (b) by an Acquired Company to a Seller, in each case entered into, in effect occurring or incurred within the past 2 years.
     5.29 Brokers
     None of the Acquired Companies has employed any broker, finder or investment banker in connection with the Contemplated Transactions which would be entitled to a fee or commission in connection with such transactions.
     5.30 Accuracy of Information
     Neither the representations or warranties of Holdings in this Agreement nor any statement contained in the Disclosure Schedule, certificates or other written statements and information furnished to Buyer or its representatives by or on behalf of any Acquired Company in connection with the negotiation, execution and delivery of this Agreement and the Contemplated Transactions contain any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.

6. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     6.1 Organization and Good Standing
     Buyer is a stock corporation, validly existing, and in good standing under the Laws of Switzerland.
     6.2 Authority
     Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the purchase of the Shares and other Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate and stockholder action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     6.3 Noncontravention
     Neither the execution, delivery and performance of this Agreement, nor the consummation of the Contemplated Transactions, nor compliance by Buyer with any of the provisions hereof will:
(a)	conflict with or result in a Breach of any provision of its Organizational Documents;

(b)	cause a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract or other material obligation to which Buyer is a party, except for such matters as would not reasonably be expected to materially and adversely affect the ability of Buyer to perform its obligations under this Agreement; or

(c)	violate any Law applicable to Buyer, except as would not reasonably be expected to materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.
     6.4 Consents
     Except for the HSR Act filing and a post-Closing notice filing required by the Investment Canada Act, no Consent of any Governmental Body is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the consummation by Buyer of the Contemplated Transactions, except for any such Consent, the failure of which to obtain or make would not reasonably be expected to materially and adversely affect Buyer’s ability to perform its obligations under this Agreement.

     6.5 Investment Intent
     Buyer is acquiring the Shares for its own account for investment without a view to the sale, distribution, subdivision, transfer or fractionalization thereof. Buyer acknowledges that the Shares (a) have not been registered under the Securities Act of 1933, as amended, or any state securities Law and there is no commitment to register the Shares, (b) have no public or other market, and (c) cannot be resold, unless they are subsequently registered or an exemption from registration is available. Buyer has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the risks and merits of its investment in the Shares and of making an informed investment decision.
     6.6 Litigation
     No Proceeding has been commenced or, to the knowledge of Buyer, Threatened against Buyer that challenges the validity of this Agreement or the Contemplated Transactions or that may have the effect of preventing, delaying or impairing, or making illegal the Contemplated Transactions, or materially affecting Buyer’s ability to perform its obligations hereunder or to consummate the Contemplated Transactions.
     6.7 Brokers
     Buyer has not employed any broker, finder or investment banker in connection with the Contemplated Transactions which would be entitled to a fee or commission in connection with such transactions, except for any broker, finder or investment banker whose fees or commissions shall be the sole responsibility of Buyer.
     6.8 Financial Capability
     Buyer has sufficient funds to effect the Closing and all other Contemplated Transactions.
     6.9 Knowledge Regarding Representations
     Buyer is not aware of any material inaccuracy or misstatements in, or Breach of, any representation or warranty of Sellers or Holdings contained in this Agreement.
     6.10 Non-Reliance
     Buyer acknowledges that it, together with its Representatives, has made its own investigation of the Acquired Companies and their respective assets and the Business as conducted by them. Buyer is not relying on any representations, warranties or statements other than those expressly set forth in this Agreement and is not relying on implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the Business of the Acquired Companies as conducted after the Closing Date.

7. POST-CLOSING COVENANTS; TAX MATTERS
     7.1 Access to Information
     Following the Closing, Buyer shall (a) upon reasonable request, provide Sellers’ Representative, its Affiliates and their Representatives reasonable access during normal working hours to the books, records and personnel of the Acquired Companies relating to the Contemplated Transactions and the operation of the Business of the Acquired Companies through the Closing Date and the right to make copies thereof at Sellers’ expense; and (b) maintain such books and records for a period of at least 5 years after the Closing Date and give Sellers’ Representative the opportunity to keep any books and records relating to the pre-Closing period which Buyer thereafter intends to no longer maintain. In addition, following the Closing, Buyer and the Acquired Companies shall provide, and shall cause their respective Representatives to provide, such access and information regarding the Acquired Companies and assistance as Sellers’ Representative, its Affiliates and their Representatives may reasonably request to facilitate on a timely basis (x) the preparation of financial statements (including pro forma financial statements if required) through the Closing Date whether or not required to comply with applicable Law or securities exchange rules, and (y) the review of any audit or review work papers with respect to Buyer relating to the Acquired Companies or with respect to the Acquired Companies, including the examination of interim financial statements and data for any period prior to and through the Closing Date.
     7.2 Public Statements
     Except for statements or communications as may be required by law or the rules and regulations applicable to any stock exchange (including the NASDAQ National Market), Buyer and Sellers’ Representative shall (a) consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, the press releases or other public statements announcing the Closing, and shall not issue, or permit their respective Affiliates (including the Acquired Companies) to issue, any such press release or make any such public statement prior to such consultation, and (b) use their best efforts to, and use their best efforts to cause their respective Affiliates (including the Acquired Companies) to, make future press releases or other public statements consistent with the initial press releases issued upon Closing. Further, Buyer and Sellers’ Representative shall, and shall cause their respective Affiliates (including the Acquired Companies) to, refrain from issuing any statement or communication which may reasonably be deemed to be (x) defamatory or disparaging of each other; or (y) critical of the business acumen of the other demonstrated in connection with this Agreement or the Contemplated Transactions. Notwithstanding the forgoing, this Section 7.2 shall not prevent either Buyer or Sellers’ Representative from issuing any statement or communication that is reasonable necessary in response to an inquiry by or a public statement or announcement made by any third Person with respect to this Agreement or the Contemplated Transactions.
     7.3 Tax Matters
     The following provisions shall govern the allocation of responsibility as between Sellers and Buyer for certain Tax matters following the Closing Date:

(a)	Buyer shall (and shall cause each Acquired Company), and Sellers’ Representative shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)	Buyer shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), at the expense of the Company, all income Tax Returns for each acquired Company for any Taxable period that includes the Closing Date. At least 15 Business Days prior to the date that the applicable Acquired Company intends to file each such income Tax Return, Buyer shall provide or cause to be provided to Sellers’ Representative a draft of each such Tax Return in such form as contemplated by Buyer to be filed, and inform Sellers’ Representative as to the date by which such Tax Return is required to be filed. Sellers’ Representative and its advisors shall be entitled to review and comment on each such draft income Tax Return, and to have access to the books and records of the Acquired Companies necessary to make such review meaningful, and shall provide written comments, if any, to Buyer not later than the day that is 10 Business Days after receipt of the applicable income Tax Return. Buyer shall make or cause to be made to each such income Tax Return such changes as are necessary to reflect the reasonable written comments of Sellers’ Representative unless (i) Buyer’s legal or accounting advisers inform Buyer that such changes would be contrary to applicable law or (ii) such changes would have a material adverse effect on Buyer. All income Tax Returns for periods ending prior to the Closing Date and for Straddle Periods (as defined in section 7.3(d)), shall be prepared and filed in a manner consistent with the prior practice and policies of the applicable Acquired Company, to the extent such prior practice and policies are not contrary to applicable law.
(c)	(i)	To the extent such Taxes have not been reflected as a liability on the Closing Working Capital Statement, each Seller shall timely pay, or cause to be paid, its Pro Rata Percentage of all Taxes with respect to the applicable Acquired Company shown to be due on the income Tax Returns described in 7.3(b), to the extent such Taxes are properly allocable to periods on or prior to the Closing Date pursuant to Section 7.3(d). In addition, with respect to any Tax Returns of the Acquired Companies relating to taxable periods that end prior to the Closing Date, each Seller shall be responsible for, and shall pay to the applicable Acquired Company, its Pro Rata Percentage of any additional Tax liabilities assessed against them, unless and to the extent that such Taxes have been reflected as a liability on the Closing Working Capital Statement. In the event that any Seller for any reason fails to make any payment contemplated by this Section 7.3(c), then Buyer may bring an indemnification claim against such Seller under Section 8.2.
(ii)	To the extent Taxes properly allocable to periods on or prior to the Closing Date pursuant to Section 7.3(d) which are reflected as a liability on the Closing Working Capital Statement exceed the actual Taxes shown to be due on the income Tax Returns described in 7.3(b) (i.e.; an over accrual of a liability), Buyer shall promptly pay to each Seller such Seller’s Pro Rata Percentage of such excess (i.e.; the over accrual) not later than 5 days following the filing of the applicable Tax Returns.
(d)	For purposes of this Agreement:
(i)	In the case of any gross receipts, income, or similar Taxes that are payable by any Acquired Company with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes allocable to (A) the period before the Closing Date and ending on the Closing Date and (B) the portion of the Straddle Period beginning on the day after the Closing Date shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of each Acquired Company.

(ii)	In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable by any Acquired Company with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case each Seller shall be responsible for its Pro Rata Percentage of any Taxes related thereto) or occurring after the Closing Date (in which case, Buyer shall be responsible for any Taxes related thereto).
     7.4 Further Assurances
     The parties agree at no additional cost or consideration (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the Sellers’ Representative and Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     7.5 Directors and Officers
(a)	To the fullest extent permitted by Law, Buyer agrees for itself and for each of the Acquired Companies that, from and after the Closing Date, no former or current director of the Acquired Companies shall be personally liable to the Acquired Companies for monetary damages for Breach of fiduciary duty as a director for any acts or omissions occurring any time prior the Closing, except to the extent a judgment or other final adjudication adverse to such director establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of Law, (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts fall within the categories set forth in Section 55-2-02(b)(3) of the NCBC or Section 102(b)(7) of the DGCL, as applicable.

(b)	The Company hereby agrees to defend, and Buyer agrees to cause the Company to defend, any person who is now, or has been at any time prior to the Closing Date, a director or officer of any of the Acquired Companies (each a “Covered Party”) against and respond to or, if applicable, to cause the applicable Acquired Company to so defend or respond to any Threatened or actual claim, Proceeding or investigation, whether civil, criminal or administrative, including any such claim Proceeding or investigation in which such Covered Party is, or is Threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of an Acquired Company, or (ii) the fact that the parties have entered into this Agreement or have consummated any of the Contemplated Transactions, whether in any case asserted or arising before or after the Closing Date. Holdings and Buyer shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, each such Covered Party against any Damages (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, Proceeding or investigation to each Covered Party to the fullest extent permitted by the NCBC or DGCL, as applicable, upon receipt of any undertaking required by the NCBC or DGCL, as applicable), judgments, fines and amounts paid in settlement in connection with any such Threatened or actual claim, Proceeding or investigation, and in the event of any such Threatened or actual claim, Proceeding or investigation (whether asserted or arising before or after the Closing Date), the Covered Parties may retain counsel reasonably satisfactory to them after consultation with the Company.

(c)	After the Closing and until the 6th anniversary of the Closing Date, Buyer shall cause, or shall cause the Acquired Companies to cause, the Organizational Documents of the Acquired Companies to contain provisions no less favorable with respect to the limitation or elimination of Liability and indemnification for directors and officers than are set forth in such Organizational Documents as of the Closing Date. Buyer shall cause to be maintained in effect until the 3rd anniversary of the Closing Date the policies of the directors’ and officers’ liability insurance in effect immediately prior to Closing with respect to matters occurring at or prior to the Closing; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous to the insured persons than the existing policies (including with respect to the period covered).
     7.6 Environmental Assessment and Actions
(a)	Buyer will engage the Environmental Consultant to conduct the Phase Two Assessment and instruct the Environmental Consultant to complete the Phase Two Assessment no later than 6 months following the Closing Date. Buyer will pay all costs and expenses associated with performance of the Phase Two Assessment incurred by the Environmental Consultant or any subcontractor thereto.

(b)	To the extent that the subsurface investigation portion of the Phase Two Assessment identifies soil or groundwater contamination above the least stringent North Carolina Department of Environment and Natural Resources’ standards allowable or applicable to the current industrial use of the Real Property (the “Applicable Standards”) resulting from operations of the Business of the Acquired Companies prior to the Closing Date, the Sellers’ Representative shall, promptly on a commercially reasonable timeframe, cause remediation or any additional action with respect to such contamination to the extent required to comply with the Applicable Standards and to obtain a no further action, no further remediation or similar approval or categorization from, or under the laws applicable to, the North Carolina Department of Environment and Natural Resources, to the extent available, provided that any such action may include voluntary actions (in which case a registered environmental professional shall issue the appropriate remediation completion certification) and the use of risk based/derived standards and engineering and use controls.

(c)	To the extent the Environmental consultant concludes as part of the air emission analysis portion of the Phase Two Assessment that an air emissions license, registration or permit is required for the current operation of the air sources at the Business of the Acquired Companies, Sellers’ Representative shall, promptly on a commercially reasonable timeframe, cause to be prepared such license, registration, or air permit application for the installation and operation of the sources requiring a license, registration or permit and take such action necessary to obtain such a license, registration or permit. Sellers’ Representative shall have no Liability or responsibility for Buyer’s operation under and compliance with any such license, registration or permit.

(d)	Sellers’ Representative will bear all costs and expenses associated with the performance and completion of the obligations under Sections 7(b) and (c) of this Agreement (including any application, oversight or related payments required to be made to any Governmental Bodies relating to such activities) subject to the further provisions of this Section 7.6.

(e)	Sellers’ Representative will at all times control the performance of the obligations under Sections 7.6(a), (b) and (c) of this Agreement, and Buyer agrees to cooperate with Sellers’ Representative as may be required for Sellers’ Representative to comply with its obligations under this Section 7.6.

(f)	Sellers’ Representative’s obligations under this Section 7.6 are subject to and will not exceed a monetary maximum of $2,375,000 (the “Maximum Environmental Limit”). Neither Buyer nor any of the Acquired Companies will bear any Liability for any costs and expenses associated with the performance and completion of any obligations under this Section 7.6 below the Maximum Environmental Limit and neither any Seller nor the Sellers’ Representative will bear any Liability for any costs and expenses associated with the performance and completion of any obligations under this Section 7.6 above the Maximum Environmental Limit.
     7.7 Additional Covenants
     Buyer and Seller hereby agree to the additional covenants set forth in Schedule 7.7, which additional covenants are hereby incorporated by reference.
8. INDEMNIFICATION; REMEDIES
     8.1 Survival
     The representations, warranties, agreements and covenants of the parties, whether in this Agreement or a certificate or document delivered herewith, shall survive the Closing for 12 months, except for (i) those representations and warranties set forth in Sections 4.1 (only as to due organization), 4.2 (authority), 4.3 (title to shares), 5.1 (only as to due organization), 5.2 (power), 5.3 (authority), 5.4 (capitalization), which shall survive in perpetuity, (ii) the representations and warranties set forth in Section 5.17 (tax matters) and Section 5.20 (employee benefit plans), which shall survive Closing until the expiration of the applicable statute of limitations, (iii) the indemnification obligation contained in Section 8.2(c) (potential Hunter Group Ltd. claims) and the agreements and covenants set forth in Sections 7.3 (tax matters), 7.6 (environmental assessment and action) and 7.7 (certain antitrust, retirement plan and letter of credit matters) which shall survive Closing until the expiration of the applicable statute of limitations, and (iv) the agreements and covenants set forth in Section 7 (except for Sections 7.3 (tax matters), 7.6 (environmental assessment and action) and 7.7 (certain antitrust, retirement plan and letter of credit matters)), which shall survive in perpetuity except as they may be limited by a specific period of time expressly set forth therein (as applicable, the “Survival Period”). Nothing contained in the foregoing sentence shall prevent recovery under this Section 8 after the expiration of the Survival Period for any claim or recovery so long as the party making such claim or seeking such recovery complies with the provisions of clause (a) and (b) of the following sentence. No party shall have any claim or right of recovery for any Breach of a representation, warranty, covenant or agreement unless (a) written notice is given in good faith by that party to the other party of the Breach of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (b) such notice is given prior to the expiration of the Survival Period.
     8.2 Indemnification and Payment of Damages by Seller
     Each Seller will severally but not jointly indemnify and hold harmless Buyer, Acquired Companies and their respective Representatives, stockholders and Affiliates (collectively, the “Buyer’s Indemnified Persons”) for, and will pay to the Buyer’s Indemnified Persons:
(a)	such Seller’s Pro Rata Percentage of the amount of, any loss, Liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a Third Party Claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by Holdings in this Agreement, (ii) any Breach by Holdings of any covenant or obligation of Holdings in this Agreement, or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Acquired Companies (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(b)	the amount of Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by such Seller in this Agreement, or (ii) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement; and

(c)	any Liability of the Acquired Companies with respect to any Proceeding by or with the Hunter Group Ltd. for claims arising out of its acquisition from the Acquired Companies of one (1) drier, Aeroglide Model TU 12-8-21 -6 RGX (A) — SERIAL NUMBER 06054-01, purchased pursuant to contract No. 06351-C-A-0506-A1, dated May 19, 2006 (regardless of whether such matter is disclosed on the disclosure schedule to this Agreement).

     8.3 Indemnification and Payment of Damages by Buyer
     Buyer will indemnify and hold harmless Sellers and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Sellers’ Indemnified Persons”), and will pay to Sellers’ Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     8.4 Limitations on Indemnification
(a)	Notwithstanding Section 8.2 and subject to the following paragraph of this Section 8.4(a), Sellers shall have no obligation to indemnify Buyer’s Indemnified Persons for Damages pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless and until such time as the total amount of all Damages pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) by Buyer’s Indemnified Persons exceeds $500,000 (the “Deductible”) in the aggregate, and then only for the amount by which such Damages exceed the Deductible up to an amount equal to 5% of the Purchase Price (the “Cap”); provided, however, that the Deductible shall not apply to Damages arising from or related to any Breach by Sellers of any representation or warranty under Sections 4.2 (authority), 4.3 (title to shares), 4.7 (brokers) or Section 5.17 (tax matters). After the aggregate of the amount of Damages exceeds the Deductible, the Buyer’s Indemnified Persons shall be entitled to seek indemnification for claims of Damages only when the Damages arising from an individual claim or group of related claims based on a single set or common nucleus of operative facts exceed $15,000.

Claims for Damages pursuant to Section 8.2(c) will not be subject to the limitation on indemnification specified as the Deductible, will be subject to the limitation on indemnification specified as the Cap, and will not be subject to the final sentence of the preceding paragraph.

(b)	For purposes of determining the amount of any Damages under Sections 8.2 and 8.3, such amount shall exclude any and all consequential, lost profits or revenues, cost of capital, loss of business reputation or opportunity, or special and punitive damages except to the extent that any such consequential, lost profits or revenues, cost of capital, loss of business reputation or opportunity, or special and punitive damages are the result of a final, non-appealable judgment rendered by a court of competent jurisdiction in a Proceeding resulting from a Third Party Claim.

(c)	For purposes of determining the amount of any Damages under Sections 8.2 and 8.3, such amount shall be reduced by (i) any amount received by an indemnitee with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefor, and (ii) any net Tax benefit realizable by an indemnitee arising from the payment or accrual of any indemnified amount.

(d)	The parties agree to treat any indemnification payments made pursuant to this Article 8 as adjustments to the Purchase Price for income Tax purposes (which treatment Buyer and Seller acknowledge is consistent with current Tax provisions of applicable Laws) unless they are required to treat such payments otherwise as a result of a change in the Tax provisions of applicable Laws or interpretation thereof in a court case or binding regulation.

(e)	Notwithstanding anything herein to the contrary, neither the Buyer nor any of the Buyer’s Indemnified Persons will have any right to claims for indemnification of Damages related to matters as to which the Buyer or its Representatives had actual knowledge at or prior to the Closing.

(f)	Notwithstanding anything in this Agreement to the contrary, no Seller’s aggregate liability for claims for indemnification of Damages shall exceed that portion of the Purchase Price actually received by such Seller.
     8.5 Procedure for Indemnification — Third Party Claims
(a)	Promptly after receipt by an indemnified party under Section 8.2 or 8.3 of notice of the commencement of a Third Party Claim against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Article 8, give notice to the indemnifying party of the commencement of such Third Party Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)	If any Proceeding referred to in Section 8.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (x) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (z) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 10 days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)	Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     8.6 Procedure for Indemnification — Other Claims
     A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought.
     8.7 Exclusive Remedy
     After the Closing, the parties’ sole and exclusive recourse against each other for any Damages arising out of or relating to this Agreement and the Contemplated Transactions (including any claims or causes of action arising from or under any statute or the common law) shall be expressly limited to this Article 8, and the parties hereby waive all rights and remedies not set forth in this Article 8.

     8.8 Materiality Qualifiers
     For purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification under this Article 8, all representations, warranties, covenants and other agreements of the parties in this Agreement shall be read without regard and without giving effect to any Materiality Qualifiers contained in such representation, warranty, covenant or other agreement.
9. GENERAL PROVISIONS
     9.1 Limitations on Warranties
(a)	Except for the representations and warranties contained in this Agreement, as the same may be qualified by the Disclosure Schedules, neither Sellers nor Holdings make any other express or implied representation or warranty to Buyer. Buyer acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Sellers or Holdings other than the representations and warranties of Sellers and Holdings set forth in this Agreement, as the same may be qualified by the Disclosure Schedules.

(b)	Except for the representations and warranties contained in this Agreement, Buyer makes no other express or implied representation or warranty to Sellers or Holdings. Sellers and Holdings each acknowledge that, in entering into this Agreement, they have not relied on any representations or warranties of Buyer other than the representations and warranties of Buyer set forth in this Agreement, as the same may be qualified by the Disclosure Schedules.
     9.2 Expenses
     Except as otherwise expressly provided herein, each party shall bear its own expenses in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions. Buyer and Sellers have each agreed to pay, and Buyer (on its own behalf) and Sellers’ Representative (on behalf of all Sellers) have already paid, one half of the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
     9.3 Binding Effect; Assignment
     This Agreement shall become binding and effective when executed by Buyer, Holdings, Sellers’ Representative in its capacity as such, and each Seller. No party may assign any of its rights under this Agreement without the prior consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Notwithstanding anything to the contrary in this Section 9.3, Buyer may assign its rights under this Agreement for collateral security purposes, without the consent of any party, to any lender or lenders providing financing to Buyer or any of the Acquired Companies. Subject to Section 7.5, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
     9.4 Entire Agreement; Amendments; Severability
     This Agreement (including the Disclosure Schedule, Exhibits and Schedules attached hereto) contains the entire understanding of the parties with respect to its subject matter. The making, execution and delivery of this Agreement by the parties have not been induced by any representations, warranties, statements or agreements other than those expressed in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof except for the Confidentiality Agreement. This Agreement may be amended only by a written instrument duly executed by Buyer, Holdings and each Seller. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by applicable Law, but as close to the parties’ original intent as is permissible
     9.5 Notices
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:	Compass Group Diversified Holdings LLC, as Sellers’ Representative Sixty One Wilton Road, Second Floor Westport, Connecticut 06880 Attention: Alan B. Offenberg Facsimile No.: (203) 221-8253

with a copy to:	Squire, Sanders & Dempsey L.L.P., as counsel to Sellers’ Representative 221 E. Fourth Street, Suite 2900 Cincinnati, Ohio 45202 Attention: Stephen C. Mahon Facsimile No.: (513) 361-1201

Buyer or the Acquired Companies:	Bühler AG CH-9240 Uzwil Switzerland Attention: Hans-Curt Gasteyger, Director of Legal Services Facsimile No.: 011-41-71-955-3916

with a copy to:	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attention: Andrew J. Ritten Facsimile No.: (612) 766-1600
     9.6 Governing Law
     This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflicts of laws principles.
     9.7 Jurisdiction; Waiver of Jury Trial
     ALL LITIGATION RELATING TO THIS AGREEMENT SHALL TAKE PLACE IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED THEREIN, AS THE CASE MAY BE, AND EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH LITIGATION, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF ANY LITIGATION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.8 Waivers
     Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach. Any condition to a party’s obligations under this Agreement may be waived only in writing by such party.
     9.9 Counterparts
     This Agreement may be signed by each party upon a separate copy or separate signature page, and any combination of separate copies signed by all parties or including signature pages so signed will constitute a single counterpart of this Agreement. This Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. It will not be necessary, in proving this Agreement in any proceeding, to produce or account for more than one counterpart of this Agreement. This Agreement will become effective when one or more counterparts have been signed by each party, and delivered to the other party. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by electronic signature (including facsimile or scanned email) to the other party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).
     9.10 Table Of Contents; Section Headings
     The table of contents and headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
     9.11 Time of Essence
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     9.12 Authority and Appointment of Sellers’ Representative
(a)	The Sellers hereby appoint, authorize and empower the Sellers’ Representative to act as their exclusive agent and attorney-in-fact to act on their behalves in connection with, and to facilitate the consummation of, the Contemplated Transactions, which shall include the power and authority:
(i)	to execute (but subject to, and without limiting, the requirements of Sections 9.4 and 9.8 hereof) and deliver such waivers and consents in connection with this Agreement and the consummation of the Contemplated Transactions as Sellers’ Representative, in its reasonable discretion, may deem necessary or desirable;

(ii)	to enforce and protect the rights and interests of the Sellers (including Sellers’ Representative in its capacity as a Seller) and to enforce and protect the rights and interests of Sellers’ Representative, in its capacity as such, arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 8), and to take any and all actions which Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, Proceeding or investigation against Buyer and the Acquired Companies, defending any Third Party Claims or the claims by Buyer Indemnified Persons, consenting to, compromising or settling any such claims, conducting negotiations with Buyer and any of the Acquired

Companies and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, Proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, Proceeding or investigation initiated by Buyer and any of the Acquired Companies or any other Person, or by any Governmental Body against Sellers’ Representative or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, Proceeding or investigation and compromise or settle on such terms as Sellers’ Representative shall reasonably determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation (provided that the delegation of authority contemplated by this clause (B) shall not extend to, and shall not bind, any Institutional Investor in connection with a claim, action, Proceeding or investigation based on a Breach or alleged Breach of such Institutional Investor’s representations, warranties or covenants contained herein); (C) file any proofs of debt, claims and petitions as Sellers’ Representative may reasonably deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, Proceeding or investigation, it being understood that Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;

(iii)	to refrain from enforcing any right of the Sellers or any of them or Sellers’ Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with this Agreement; provided, that no such failure to act on the part of Sellers’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by Sellers’ Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by Sellers’ Representative; and

(iv)	to make, execute, acknowledge and deliver all such other agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, unit powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in its reasonable discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions, and all other agreements, documents or instruments referred to herein or executed in connection herewith.
(b)	In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon it hereunder (i) Sellers’ Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any of the Sellers. Each Seller agrees and acknowledges that Squire, Sanders & Dempsey L.L.P. has served as counsel to the Sellers’ Representative and the Acquired Companies and no other Seller in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements, documents and instruments delivered hereby and the consummation of the Contemplated Transactions. Each Seller shall indemnify, on a Pro Rata Percentage basis, Sellers’ Representative against all costs and expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or Threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of Sellers’ Representative hereunder or otherwise. The foregoing indemnification shall not apply in the event of any action or Proceeding which finally adjudicates the liability of Sellers’ Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to or as otherwise directed in writing by Sellers’ Representative full payment of his or its ratable share of the amount of such deficiency. Notwithstanding the foregoing, no Seller’s aggregate liability for claims for indemnification of the Sellers’ Representative hereunder shall exceed that portion of the Purchase Price actually received by such Seller net of amounts paid to the Buyer in respect of indemnities paid thereto.

(c)	All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date or any termination of this Agreement. The Sellers hereby agree and acknowledge that the Buyer shall have the right to rely upon all actions taken or omitted to be taken by Sellers’ Representative pursuant to this Agreement without any requirement or duty to confirm with or have validated by any Seller such actions or omissions, all of which actions or omissions shall be legally binding upon the Sellers.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	HOLDINGS:

Bühler AG	Aeroglide Holdings, Inc.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

First Signature Page to Stock Purchase Agreement

SELLERS:

Compass Group Diversified Holdings LLC	Madison Capital Funding LLC

By:	By:
Name:	Name:
Title:	Title:

Golub Capital Partners V, L.P.	LEG Partners Debenture SBIC, L.P.

By:	By:
Name:	Name:
Title:	Title:

J. Fredrick Kelly, Jr.	Mark H. Paulson

Michael S. Williams	Thomas Mix

Mike Hausfeld	Paul Branson

James Asby
Second Signature Page to Stock Purchase Agreement

SELLERS’ REPRESENTATIVE

Compass Group Diversified Holdings LLC

By:
Name:

Title: